Exhibit 99.1

Seattle Genetics Reports First Quarter 2015 Financial Results

-Total First Quarter 2015 Revenues of $82.2 Million, Including $48.9 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Supplemental Biologics License Application (BLA) Filed by FDA with Priority Review for

Phase 3 AETHERA Trial; PDUFA Date August 18, 2015-

-Completed Special Protocol Assessment (SPA) Amendments for ECHELON-1 and ECHELON-2

Phase 3 Confirmatory Trials-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — April 30, 2015 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2015. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization, regulatory and clinical development accomplishments, progress with other proprietary pipeline programs and antibody-drug conjugate (ADC) collaborator updates.

“Seattle Genetics is well-positioned to continue delivering value from our ADCETRIS franchise, our substantial pipeline of clinical-stage programs and our leadership position in ADCs for the treatment of cancer,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Our recent regulatory accomplishments with ADCETRIS position us well for multiple potential label expansions over the next several years. The FDA filed our AETHERA supplemental BLA submission with Priority Review and a PDUFA date of August 18, 2015. We also completed regulatory discussions and agreed on amended SPAs with the FDA for our phase 3 ECHELON-1 and ECHELON-2 trials. We expect to complete enrollment in the ECHELON-1 and ALCANZA trials this year and in ECHELON-2 next year. Data readouts are planned for ALCANZA in 2016 and for ECHELON-1 and ECHELON-2 in the 2017 to 2018 timeframe. Beyond ADCETRIS, we are encouraged by the opportunities in our product pipeline, notably our lead ADCs, SGN-CD19A and SGN-CD33A, as we advance both into broader clinical development programs.”

Recent ADCETRIS Highlights

•	Announced that the U.S. Food and Drug Administration (FDA) filed the company’s supplemental BLA for use of ADCETRIS in the AETHERA setting for post-transplant consolidation treatment of Hodgkin lymphoma (HL) patients at high risk of relapse or progression. The FDA granted Priority Review and set a Prescription Drug User Fee Act (PDUFA) target action date of August 18, 2015.

•	Received FDA approval for an amended SPA agreement for the phase 3 ECHELON-1 clinical trial in frontline HL. The amendment increases target enrollment by 200 patients to a total of 1,240. To date, more than 1,000 patients have been enrolled on the trial and the company expects to complete enrollment in 2015. The timeline for reporting data from the ECHELON-1 trial continues to be in the 2017 to 2018 timeframe.

•	Received FDA approval for an amended SPA agreement for the phase 3 ECHELON-2 clinical trial in frontline mature T-cell lymphoma (MTCL). The amendment increases target enrollment by 150 patients to a total of 450. To date, nearly 300 patients have been enrolled on the trial and the company expects to complete enrollment in 2016. The timeline for reporting data from the ECHELON-2 trial continues to be in the 2017 to 2018 timeframe.

•	Based on the AETHERA trial results, ADCETRIS was added to the National Comprehensive Cancer Network (NCCN) guidelines for up to one year of treatment in HL patients following autologous transplant who had primary refractory disease or who had relapsed less than 12 months following frontline therapy.

•	Takeda Pharmaceutical Company Limited (Takeda) continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in 55 countries worldwide. This is an increase from 50 countries at the end of 2014.

ADCETRIS is not currently approved for use in frontline HL or MTCL or for the post-transplant consolidation treatment of HL patients at high risk of relapse or progression.

Recent Pipeline and ADC Collaborator Highlights

•	Initiated a phase 1 trial of SEA-CD40 for solid tumors. SEA-CD40 is a novel immuno-oncology agent targeted to CD40 utilizing Seattle Genetics’ proprietary sugar-engineered antibody (SEA) technology to produce a non-fucosylated antibody.

•	Reported data in multiple sessions at the 106th Annual Meeting of the American Association for Cancer Research (AACR) highlighting ADC technology advances, including preclinical data:

•	Supporting development activities with SGN-CD19A and SGN-CD70A;

•	Showing activation of immune cells by SEA-CD40; and

•	Illustrating that ADCETRIS induces immunogenic cell death in preclinical models, providing rationale for combination with immuno-oncology agents.

•	Generated milestone payments under ADC collaborations with companies utilizing Seattle Genetics technology, including:

•	AbbVie, triggered by its initiation of a phase 2 clinical trial for an anti-EGFR ADC for glioblastoma; and

•	Bayer, triggered by its initiation of a phase 1 clinical trial for an anti-FGFR2 ADC for solid tumors.

Anticipated Upcoming Activities

•	Report data from corporate, collaborator and investigator-sponsored trials in multiple presentations at the American Society of Clinical Oncology annual meeting being held May 29 to June 2, 2015 in Chicago, IL and at the 13th International Conference on Malignant Lymphoma being held June 17 to 20, 2015 in Lugano, Switzerland. Presentations will feature data from ADCETRIS in diffuse large B-cell lymphoma (DLBCL) as well as several HL settings and novel combinations.

•	Obtain FDA approval for use of ADCETRIS in the AETHERA setting for post-transplant consolidation treatment of HL patients at high risk of relapse or progression.

•	Broaden the clinical investigation of ADCETRIS in both frontline and relapsed DLBCL, including initiation of a randomized phase 2 trial of Rituxan (rituximab) and bendamustine with or without ADCETRIS for relapsed/refractory CD30-positive DLBCL.

•	Initiate combination trials of ADCETRIS and Opdivo (nivolumab) in HL and non-Hodgkin lymphoma.

•	Initiate a clinical trial with ADCETRIS for patients with systemic lupus erythematosus (SLE).

•	Initiate a randomized phase 2 trial of SGN-CD19A in second-line DLBCL.

ADCETRIS is not currently approved for use in DLBCL, SLE or non-Hodgkin lymphoma other than systemic anaplastic large cell lymphoma.

First Quarter 2015 Financial Results

Total revenues in the first quarter of 2015 were $82.2 million, compared to $68.3 million in the first quarter of 2014. Revenues in the first quarter of 2015 included ADCETRIS net product sales of $48.9 million compared to $38.7 million for the same period in 2014. First quarter 2015 revenues also included royalty revenues of $11.1 million on international sales of ADCETRIS by Takeda, compared to $12.7 million for the same period in 2014. First quarter 2014 royalty revenues included a $5 million sales milestone payment from Takeda. In addition, revenues include amounts earned under the company’s ADCETRIS and ADC collaborations totaling $22.2 million in the first quarter of 2015.

Total costs and expenses for the first quarter of 2015 were $103.9 million, compared to $84.6 million for the first quarter of 2014. The increase in 2015 costs and expenses was primarily related to progress being made with ADCETRIS, the company’s pipeline programs and selling, general and administrative expenses.

Non-cash, share-based compensation cost for the first quarter of 2015 was $7.7 million, compared to $9.3 million for the first quarter of 2014.

Net loss for the first quarter of 2015 was $21.7 million, or $0.17 per share, compared to a net loss of $16.3 million, or $0.13 per share, for the first quarter of 2014.

As of March 31, 2015, Seattle Genetics had $296.0 million in cash, cash equivalents and investments, compared to $313.4 million as of December 31, 2014.

2015 Financial Outlook

Seattle Genetics anticipates that its selling, general and administrative expenses for the full year in 2015 will be in the range of $115 million to $125 million, slightly higher than previously anticipated. The increase in guidance is attributable to legal expenses, accelerated commercial activities driven by the Priority Review of the supplemental BLA for ADCETRIS in the AETHERA setting and other administrative activities.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-438-5491 (domestic) or 719-457-2085 (international). The conference ID is 8057999. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 8057999. The telephone replay will be available until 5:00 p.m. PT on Monday, May 4, 2015.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is a CD30-targeted ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in 55 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials in CD30-expressing malignancies. Seattle Genetics is also advancing a robust pipeline of clinical-stage programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME, ASG-15ME and SEA-CD40. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for selling, general and administrative expenses, initiation of future clinical trials, data availability from ongoing clinical trials and expectations for additional regulatory approvals, including in the AETHERA setting. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS, royalties and milestone payments and other sources of revenue and our costs and expenses may not be as we expect. We may also be delayed in our planned trial initiations, the conduct of our clinical trials, regulatory submissions and approvals for a variety of reasons. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2015	2014
Assets
Cash, cash equivalents and short-term investments	$296,013	$313,413
Other assets	150,460	145,552

Total assets	$446,473	$458,965

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$80,454	$77,681
Deferred revenue and long-term liabilities	156,730	170,450
Stockholders’ equity	209,289	210,834

Total liabilities and stockholders’ equity	$446,473	$458,965

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2015	2014
Revenues
Net product sales	$48,886	$38,716
Collaboration and license agreement revenues	22,221	16,882
Royalty revenues	11,050	12,673

Total revenues	82,157	68,271

Costs and expenses
Cost of sales	5,210	3,664
Cost of royalty revenues	3,174	2,464
Research and development	63,395	54,496
Selling, general and administrative	32,121	24,018

Total costs and expenses	103,900	84,642

Loss from operations	(21,743)	(16,371)
Investment and other income, net	53	70

Net loss	$(21,690)	$(16,301)

Basic and diluted net loss per share	$(0.17)	$(0.13)

Weighted-average shares used in computing basic and diluted net loss per share	124,312	122,896